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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


Contact:  Michael W. Dreis                    Sandra Crowley
          Director, Investor Relations        Vice President, Communications
          (612) 941-8687                      (612)941-8687
          mike.dreis@virtualfund.com          sandra.crowley@virtualfund.com
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      VirtualFund, Inc. Completes Sale of Digital Graphics Business Unit to
                     MacDermid Incorporated for $50 Million

Minneapolis, June 14, 2000 - VirtualFund, Inc. (Nasdaq: VFND), an Internet Venture Resources and Investments company, today announced that the Asset Purchase Agreement for the sale of the Digital Graphics Business Unit to MacDermid Graphic Arts, a wholly owned subsidiary of MacDermid Incorporated (NYSE:MRD) has closed and is funded. The VirtualFund Digital Graphics Business Unit ("DGBU") includes ColorSpan Corporation, Kilborn Photo Products, Inc. and SuppliesByAir. MacDermid Graphic Arts ("MacDermid") is a supplier of consumable products and services for the printing, packaging, and converting industries. The new company will be known as MacDermid ColorSpan.

Terms of the acquisition were $50 million, subject to post-closing adjustments as agreed on by both companies. The transaction provides for MacDermid to assume working capital assets (DGBU inventory and receivables) and working capital liabilities (DGBU accounts payable and accrued expenses). Required approvals from Hart-Scott-Rodino (Federal Trade Commission) and the Boards of Directors of MacDermid Incorporated and VirtualFund, Inc. have all been received and the transaction and funding are now completed.

"We are very excited about this acquisition," said Dan Leever, President and Chief Executive Officer of MacDermid Incorporated. "The ColorSpan team has a reputation for innovative products and leading-edge technology; we intend to build on this base for our digital future."

Leever continued, "We intend to establish our corporate-wide digital effort in Minneapolis, building from the very strong base of talented employees in MacDermid ColorSpan. We have been very impressed with the R&D and Sales & Marketing capability of the MacDermid ColorSpan team. The MacDermid Clan is counting on them to expand on their leadership of the wide-format digital printing marketplace while carrying the digital flag for all of MacDermid Graphic Arts."

Mel Masters, Chairman and Chief Executive Officer of VirtualFund, Inc., commented, "This is both an exciting and a solemn time for us. We have built the DGBU operation from start-up to more than $70 million in annual sales. We have introduced new technology into the graphic arts markets and have operated as a recognized leader in our market segments for more than a decade."
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Masters concluded, "It's exciting because we know that MacDermid Incorporated and MacDermid ColorSpan, Inc. have a talented group of professionals upon which to build a bright digital future. VirtualFund's path, as announced several months ago, lies in focusing on our Internet Services Business Unit and our business-to-business Commerce Environment Operating System(TM) (CEOS) strategy. We intend to use this $50 million as a `war chest' for both general working capital and for growing, investing in, and acquiring very focused Internet business-to-business solutions. VirtualFund's ISBU includes dozens of employees who have been long-term members of our VirtualFund team. We start our new life with hundreds of man-years of accumulated talent plus the financial resources to become a pure Internet play with Global Market Power(TM)."


About VirtualFund, Inc.

VirtualFund, Inc. is an Internet Venture Resources and Investments company headquartered in Eden Prairie, Minnesota, with wholly owned investments in Internet software, services, hosting and integrated systems. VirtualFund's primary expansion initiative is represented by the Internet Services Business Unit (ISBU) that is currently funding investment and development stage companies which encompass Internet commerce, content and collaboration - all aimed at increasing revenues available from these activities. VirtualFund's first fully incubated Internet company, B2BXchange, Inc., offers a business-to-business Commerce Operating Environment that permits subscribers to create web sites for Public, Private and Partner use. VirtualFund intends to use the funds received from the sale of DGBU for investment and development of additional Internet initiatives.

VirtualFund Corporate headquarters is located at 7090 Shady Oak Road, Eden Prairie, MN 55344. Telephone: 952-941-8687. Fax: 952-941-8652. Additional
information is available on the company's Web site at http://www.virtualfund.com.
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About MacDermid

MacDermid Incorporated develops, produces and markets a broad line of specialty chemicals and materials, which are used in the graphic arts, metal and plastic finishing, and electronics industries. MacDermid is a leading worldwide manufacturer with operating facilities in 20 countries. Founded in 1922 and headquartered in Waterbury, Connecticut, MacDermid employs nearly 1,900 worldwide. MacDermid produces and markets over 5,000 proprietary chemical compounds and materials, which are used in image transfer, cleaning, electroplating metal surfaces, imaging, and other chemical processes. They also offer a line of specialized chemicals and systems used in the printed circuit board industry. MacDermid Graphic Arts is a supplier of consumable products and services for the printing, packaging, and converting industries worldwide. MacDermid Graphic Arts has unique expertise in image transfer for flexographic and offset printing applications, with a commitment to innovation and service leadership. MacDermid Graphic Arts has four Research and Development facilities in the U.S. and Europe, as well as eight manufacturing sites in the U.S., Europe and Asia. Additional information about MacDermid is available at www.macdermid.com.
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VirtualFund, Inc. desires to take advantage of the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words or phrases "promises", "expects", "will continue", "should", "is anticipated", or expressions of a similar nature denote forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on forward-looking statements.